Exhibit 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
BETWEEN
HAMPSHIRE GROUP, LIMITED
AND
HEATH L. GOLDEN

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of the 2nd day of May 2011, by and between Hampshire Group, Limited, a Delaware corporation (the “Company”), and Heath L. Golden (“Golden”).

WHEREAS, the Company and Golden are currently parties to an employment agreement dated April 3, 2007 (the “Prior Agreement”); and

WHEREAS, the Company desires to enter into this amended and restated employment agreement (this “Agreement”) to assure itself of Golden’s continued services on the terms set forth herein; and

WHEREAS, Golden desires to be so employed under the terms set forth herein.

NOW THEREFORE, in consideration of the premises, mutual covenants, conditions and promises in this Agreement, the parties hereto agree as follows:

1.         Employment.  Subject to the terms and conditions contained herein,  Golden will serve as the President and Chief Executive Officer of the Company.  In such capacity, Golden shall have duties and responsibilities typically associated with such title, and will report directly to the Board of Directors of the Company (the “Board”).  During the term of this Agreement, Golden shall devote substantially all of his business time, skill and attention to the performance of his duties on behalf of the Company.

2.         Term.  The terms of this Agreement shall apply for the calendar year 2011 and for each year thereafter unless sooner terminated as herein provided.

3.         Salary.  As compensation for his services, Golden will be paid a base salary of Four Hundred Fifty Thousand Dollars ($450,000) per annum, payable in accordance with the Company’s customary payroll practices less appropriate withholdings and deductions required by law.

4.         Annual Bonus.  For calendar year 2011 and beyond, Golden will be eligible to receive an Annual Bonus based upon a bonus program established from time to time by the Compensation Committee of the Board.  All payments made pursuant to this Paragraph 4 shall be made in accordance with the Company’s customary payroll practices less appropriate withholdings and deductions required by law.

5.         Benefits.  Golden shall be entitled to participate in Company insurance plans, pension and other employee benefits provided to other senior executives of the Company, in accordance with the terms and conditions contained therein.

6.         Termination.

(A)               The Company may terminate the employment relationship at any time for any reason.  If Golden’s employment is terminated (I) by the Company for any reason other than for “cause” (as defined herein), other than by reason of Golden’s “disability” (within the meaning of the Company’s long-term disability policy), or (II) by Golden for “good reason” (as defined herein), Golden shall be paid (i) severance in an amount equal to (x) if such termination occurs prior to a “change in control” (as defined in the Company’s 2009 Stock Incentive Plan), eighteen (18) months of his then-annual base salary, or (y) if such termination occurs on or following a “change in control, an amount equal to two (2) times the sum of (A) Golden’s annual base salary as in effect immediately prior to the “change in control,” plus (B) Golden’s total bonus amount paid or payable for services performed entirely within the year prior to the year in which the “change in control” occurs, in either case payable in six (6) equal monthly installments following the date of termination, less appropriate withholdings and deductions required by law, and (ii) a pro rata portion of any Annual Bonus he would otherwise have been entitled to receive under Paragraph 4 hereof, less appropriate withholdings and deductions required by law; such pro rata amount will be paid after year end in accordance with the Company’s customary payroll practices and will be calculated by multiplying the Annual Bonus he would otherwise have been entitled to receive under Paragraph 4 hereof by a fraction, the numerator of which is the number of completed full months in the current fiscal year through the date of termination (by way of example, if Golden is terminated on August 16, the numerator will be seven (7)) and the denominator will be twelve (12).  Golden will not be entitled to and shall not receive any additional compensation or benefits of any other type following the date of termination.  If the Company terminates the employment for “cause”, Golden will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination.  Notwithstanding the payment provisions described above, to the extent required in order to fall within the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, all amounts payable under this paragraph shall be paid on or prior to March 14 of the calendar year immediately following the calendar year in which such termination occurs.

For purposes of this Agreement, “cause” for termination shall exist only if Golden (i) breaches his fiduciary duty of loyalty owed to the Company, (ii) is convicted of, or pleads guilty or “no contest” to, a felony, (iii) commits willful misconduct involving acts of moral turpitude or that otherwise result in, or could reasonably be expected to result in, material injury to the Company or its subsidiaries, (iv) materially breaches this Agreement, (v) materially fails to follow a written instruction of a superior or (vi) in carrying out his duties and responsibilities, is guilty of gross neglect or gross misconduct.

For purposes of this Agreement, “good reason” shall mean without Golden’s consent, (i) a material diminution in Golden’s title, duties, or responsibilities as set forth in Paragraph 1 hereof, (ii) a reduction in base salary set forth in Paragraph 3 hereof, (iii) the relocation of Golden’s principal place of employment outside of Manhattan, New York, or (iv) any other material breach of a provision of this Agreement by the Company.  Golden may terminate his employment for “good reason” by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes “good reason”, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event.

(B)           Golden may terminate the employment relationship at any time for any reason by giving written notice at least three (3) months prior to the effective date of termination.  In the event of termination of Golden’s employment under this Paragraph 6(B), he shall have the right to retain all compensation and reimbursements for outstanding expenses incurred on behalf of the Company through the effective date of termination but will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination.  In addition, during such three (3) month notice period, the Company may, in its sole and absolute discretion, prohibit Golden from entering the premises of the Company for all or any portion of such notice period (which in no event shall be treated as a termination by the Company without cause), provided that the Company shall continue to pay to Golden his then base salary and continue benefits provided pursuant to Paragraph 5 above for the duration of the notice period.

7.           Covenants of Golden.

(A)              At any time during and after Golden’s employment hereunder, without the prior written consent of the Company, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Golden shall use his best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Golden shall not disclose to or use for the benefit of any third party any Confidential Information.

(B)              At any time during and after Golden’s employment hereunder and during the one (1) year period immediately following any termination of such employment for any reason, Golden shall not, directly or indirectly, for his own account or for the account of any other individual or entity, engage in Interfering Activities.

(C)               For purposes of this Agreement:

(1)           “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates or subsidiaries, or (ii) that the Company or any of its affiliates or subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates or subsidiaries, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Golden of this Paragraph 7.

(2)           “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by the Company or any of its affiliates or subsidiaries to terminate such individual’s employment with the Company or any of its affiliates or subsidiaries, or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any client, account, customer, licensee or other business relation of the Company or any of its affiliates or subsidiaries to cease doing business with or reduce the amount of business conducted with the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between any such client, account, customer, licensee or business relation and the Company or any of its affiliates or subsidiaries.

(D)               Golden acknowledges and recognizes the highly competitive nature of the Company’s business, that access to Confidential Information renders him special and unique within the Company’s industry, and that he will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants and contractors, investors and strategic partners of the Company during the course of and as a result of his employment with the Company. In light of the foregoing, Golden acknowledges and agrees that the restrictions and limitations set forth in this Paragraph 7 are reasonable and valid in geographical and temporal scope and in all other respects, and are essential to protect the value of the business and assets of the Company and its affiliates and subsidiaries.

(E)               Golden expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Paragraph 7 may result in substantial, continuing and irreparable injury to the Company.  Therefore, Golden hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Paragraph 7 without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

8.           Continuing Education and Professional Dues.  The Company shall pay all fees and expenses incurred in keeping Golden’s bar admissions current (including continuing education and licensing fees), as well as the dues for one state and one national legal organization.

9.           Independence; Severability.  Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law and in its reduced form said provision shall then be enforceable.

10.           Entire Agreement.  This Agreement contains the entire understanding of the Company and Golden with respect to compensation of Golden and supersedes any and all prior understandings, written or oral, including the Prior Agreement.  For the avoidance of doubt, this Agreement does not amend, modify, waive, supersede, or otherwise affect the Indemnification Agreement by and between Golden and the Company dated September 11, 2006.  This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties.

11.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

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IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the day and year first above written.

HAMPSHIRE GROUP, LIMITED

By:	/s/ Richard Mandell
Name: Richard Mandell
Title: Chairman of the Board

/s/ Heath L. Golden
Heath L. Golden